Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-206631

Dated August 28, 2015

FOR IMMEDIATE RELEASE

ADP ANNOUNCES INTENTION TO INITIATE A $2.0 BILLION DEBT OFFERING AT A FUTURE DATE; AUTHORIZED TO PURCHASE AN ADDITIONAL 25 MILLION SHARES OF ITS COMMON STOCK CONTINGENT UPON OFFERING’S COMPLETION

Roseland, N.J., August 28, 2015 – ADP® (Nasdaq: ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its intention to initiate a public offering of $2.0 billion in debt securities at a future date, subject to market and business conditions and other prevailing factors. ADP filed a registration statement on Form S-3 with the Securities and Exchange Commission in anticipation of this debt offering.

Contingent upon the offering’s completion, the board of directors of ADP has authorized the purchase of an additional 25 million shares of its common stock. ADP anticipates that these share repurchases will be completed within a 12 to 24 month time period following the completion of the debt offering, subject to market conditions. These share repurchases are expected to be incremental to share repurchases conducted in the normal course of business, which are intended to offset dilution from employee benefit plans and return excess cash to shareholders, subject to market conditions.

“At the ADP Investor Day on March 3, 2015, we acknowledged our leverage capacity within the AA/Aa ratings category,” said Carlos Rodriguez, president and chief executive officer, ADP. “This anticipated debt offering and share repurchase authorization are a result of ADP’s decision to enhance our capital structure.”

The share repurchase authorization of 25 million shares is incremental to the approximately 26 million shares remaining under the previous share repurchase authorizations, resulting in a total authorization of approximately 51 million shares. ADP had approximately 466 million common shares outstanding as of July 31, 2015.

ADP has filed a registration statement (including a prospectus) with the SEC and will file a prospectus supplement in connection with any offering thereunder. Before you invest in any such offering, you should read the base prospectus in that registration statement, the applicable preliminary prospectus supplement and the other documents ADP has filed with the SEC for more complete information about ADP and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

About ADP

Employers around the world rely on ADP® (Nasdaq: ADP) for cloud-based solutions and services to help manage their most important asset – their people. From human resources and payroll to talent management and benefits administration, ADP brings unmatched depth and expertise in helping clients build a better workforce. A pioneer in Human Capital Management (HCM) and business process outsourcing, ADP serves more than 630,000 clients in more than 100 countries. ADP.com

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit rating and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 should be considered in evaluating any forward-looking statements contained herein.

The ADP logo and ADP are registered trademarks of ADP, LLC. All other marks are the property of their respective owners. Copyright © 2015 ADP, LLC.

ADP-Investor Relations

Investor Relations Contacts:

Sara Grilliot

973.974.7834

Sara.Grilliot@ADP.com

Byron Stephen

973.974.7896

Byron.Stephen@ADP.com

Media Contact:

Andy Hilton

973.974.4462

Andy.Hilton@ADP.com

Source: Automatic Data Processing, Inc.